Exhibit 4.1

BSM International, Inc.

	NUMBER OF	DISTINCTIVE NUMBERS		CERTIFICATE
NAME AND ADDRESS OF SHAREHOLDER	SHARES	FROM	TO	NUMBER	DATE OF ISSUE

SHARE CERTIFICATE

OF

BSM International, Inc.

Incorporated in the Cayman Islands with Company No. 393171

Authorised Capital: US$5,000.00 divided into 500,000,000 shares of a nominal or par value of US$0.00001 each

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF THE SHARES STATED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

	NUMBER OF	DISTINCTIVE NUMBERS		CERTIFICATE
NAME OF SHAREHOLDER	SHARES	FROM	TO	NUMBER	DATE OF ISSUE

THIS CERTIFICATE IS GIVEN UNDER THE COMMON SEAL OF OR EXECUTED FOR AND ON BEHALF OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENCE OF

DIRECTOR	DIRECTOR/SECRETARY